EXHIBIT 10.25

TRITON™ MANUFACTURING SERVICES AGREEMENT

1. Background and Recitals

This Agreement, effective as of February 1, 2007, is entered into between Aubrey Group Inc., a California corporation whose principal place of business is located at 6 Cromwell, Suite 100, Irvine, California 92618 (hereafter referred to as “Aubrey Group”) and Clinical Micro Sensors Inc. dba Osmetech Molecular Diagnostics (hereafter referred to as “CMS”) whose principal place of business is located at 757 S. Raymond St., Pasadena, CA 91105 (Aubrey Group and CMS each individually referred to as “a Party” and collectively as “The Parties”).

Whereas, The Parties are already well familiar with one another by virtue of multiple past dialogs and written contracts and exchanges,

Whereas the focus of The Parties’ relationship to date has centered on the design and development of an integrated in-vitro diagnostic (IVD) device known to each as TRITON™, which device performs electrochemical detection of nucleic acids using cartridge cassettes specially designed and developed by Aubrey Group for CMS,

Whereas TRITON™ and its cassettes are now sufficiently functional and effective to be commercialized in their present state, with future improvements and refinements contemplated; and

Whereas CMS desires to sell TRITON™ units and Aubrey Group has the familiarity, expertise, know-how and desire to manufacture the same for CMS according to CMS specifications and forecasts;

Now, therefore, in mutual consideration of the promises, terms and conditions noted herein, and in furtherance of The Parties’ past, existing and future contemplated relationship together, The Parties hereby agree that Aubrey group will manufacture TRITON™ units for commercial sale of the same by CMS.

2. Definitions

Whenever used in this Agreement with an initial capital letter, the terms defined below shall have the meanings specified:

a.	“Affiliate” shall mean any corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, “control” shall mean ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

b.	“Agreement” shall mean this TRITON ™ Manufacturing Agreement.

c.	“Confidential Information” shall mean, as regards to a Party (the “Receiving Party”), all information related to TRITON™ Products, including but not limited to that which is reasonably disclosed and marked as confidential at the time of disclosure to the Receiving Party by the other Party (the “Disclosing Party”) to the Receiving Party or to any of its employees, consultants or Affiliates, hereunder except to the extent that such information (a) as of the date of disclosure is demonstrably known to, or in the possession of, the Receiving Party or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure by the Disclosing Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) as of the date of disclosure or thereafter is obtained by the Receiving Party from a Third Party free from any obligation of confidentiality to the Disclosing Party and rightfully in possession of such information or (d) is independently developed by or for the Receiving Party or its Affiliates without reference to or in reliance upon any of the foregoing information as demonstrated by competent written records.

d.	“Calendar Year” shall mean a period from January 1st until December 31st of each year.

e.	“Design Specifications” and all other references to specifications shall be as noted in Triton System Hardware Requirements Specification Document 123092 Revision A and Triton Processor Board Software Requirements Specification 123008 – Revision B respectively and as may be modified from time to time.

f.	“ECO” means Engineering Change Orders.

g.	“Effective Date” shall mean the last date of execution of this document

h.	“Forecasts” shall mean the advance estimate of orders or parts anticipated for a given period.

i.	“NCNR” means Non-cancelable/Non-returnable.

j.	“NRE” means non-recurring engineering.

k.	“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

l.	“Price” shall mean the applicable price of TRITON™ and components thereof as set forth in Appendix A.

m.	“Product” shall have the same meaning as “TRITON™”, defined below.

n.	“Third Party” means any entity other than Aubrey Group, CMS and their respective Affiliates.

o.	“TRITON™” refers to the instrumentation and components thereof that are to be manufactured and/or supplied under this Agreement according to the specifications and parameters noted in Triton System Hardware Requirements Specification Document 123092 Revision A and Triton Processor Board Software Requirements Specification 123008 – Revision B respectively and as may be modified from time to time.

p.	“WIP” means work in process.

3. Term

This Agreement shall commence upon execution and continue in full force and effect for a period of one year. This Agreement shall automatically renew from year to year, for subsequent one-year terms unless terminated pursuant to the provisions of this Agreement.

4. Order Quantity and Pricing

CMS hereby orders and agrees to purchase from Aubrey Group and Aubrey Group hereby agrees to manufacture and deliver to CMS, fully integrated and functional Triton™ units in the quantities specified and at the prices stated in Appendix A, subject to amendment after the completion of the first pilot production run and quarterly thereafter depending on changes in Aubrey Group costs.

In addition, as part of the production orders/ forecasts CMS will order additional parts and modules to be utilized for spare parts and the Aubrey Group hereby agrees to manufacture and deliver to CMS these additional spare parts and modules at the prices stated in Appendix B subject to amendment after completion of the first pilot production run and quarterly thereafter depending on the changes in Aubrey Group costs.

Prices are firm for the quantities specified. Notwithstanding the foregoing, if a supplier increases Aubrey Group’s cost of any electronic component or part, Aubrey Group may increase its price(s) of any undelivered product upon prior notice to CMS. Whereby, if a supplier decreases Aubrey Group’s cost of any electronic component or part, Aubrey Group may decrease its price(s) of any undelivered product upon prior notice to CMS.

5. Purchase Orders/Forecasts

5.1 Purchase Orders:

CMS will provide to Aubrey Group firm purchase orders a minimum of ninety (90) days in advance of delivery (“Firm Order Period”). Purchase orders must be in writing and submitted via hard copy, facsimile, electronic mail, or other electronics means as the parties may agree from time to time. Such purchase orders issued shall contain the following information:

a.	CMS’s part number, description and revision level of product to be shipped.

b.	The unit price and the delivery schedule.

c.	Purchase orders shall allow sufficient lead-time per Aubrey Group’s sales quotation.

d.	CMS’s specifications including workmanship standards and test specifications.

e.	All purchase orders whether made before or after this Agreement shall be bound by the terms of this Agreement and all are incorporated herein by reference.

5.2 Forecasts:

CMS shall schedule and maintain firm order requirements with Aubrey Group for at least a ninety (90) day period. Where possible, on a monthly basis CMS shall provide Aubrey Group with a non-binding “12 rolling” forecast of CMS’s order requirements for ninety (90) day periods beyond the Firm Order Period. CMS shall ensure that at all times Aubrey Group is in possession of a minimum four (4) month’s projection of planned product requirements.

5.3 Reschedules:

Request for reschedules must be made in writing, and may be submitted via hard copy, facsimile, or electronic mail. CMS agrees that any order scheduled to ship within thirty (30) days cannot be rescheduled.

A delivery may be rescheduled (whether in whole or in part) from its original agreed delivery date provided that Aubrey Group is given notice of such rescheduling no less than thirty (30) days before the original shipment date.

CMS will be responsible for costs associated with carrying products incurred by Aubrey Group to accommodate any reschedule. CMS will be charged a carrying cost at the rate of one percent (1%) per month of the value of components actually purchased by Aubrey Group for the rescheduled delivery. Aubrey Group shall use its best efforts to return to its suppliers any component parts affected by such reschedules in order to minimize any and all carrying costs to CMS under this section. Carrying costs will begin to accumulate fifteen (15) days after the original delivery date and will be billable monthly.

If such reschedule represents an acceleration or increase, Aubrey Group will make its best effort to meet the request, subject to material and capacity availability.

Aubrey Group may invoice CMS for Non-cancelables/Non-returnables (NCNR) and CMS specific component inventories that are held in its possession for longer than forty five (45) days, when CMS demands are rescheduled causing Aubrey Group’s component inventory to be in excess of that required to meet the production plan as defined by the original delivery date commitments. Any such invoices will be due and payable in accordance with the payment terms set forth in this Agreement. Upon payment in full, all component inventories shall then become Consigned inventory, owned by CMS.

CMS reserves the right to reschedule deliveries on orders that are due thirty (30) days or more from the date such change notice is given to Aubrey Group. Aubrey Group will have the right to invoice for full material costs incurred by Aubrey Group as a result of delays (longer than 5 days) caused by ECO implementation or shortages of customer-supplied components.

5.4 Cancellations:

Orders scheduled to be shipped within thirty (30) days may not be cancelled under any circumstances. An order that is scheduled to be shipped after thirty (30) days may only be cancelled in writing by CMS, which writing must be received by Aubrey Group no later than forty-five (45) days prior to the scheduled shipment. Notwithstanding the cancellation of any order, CMS is responsible for all cancellation charges as described in 4.4.2 which will be due and payable in accordance with the payment terms set forth in this Agreement.

Upon cancellation of a Purchase Order in the Firm Order Period, CMS shall be liable as follows:

a.	Finished Products are products that are ready to be shipped, shipped and/or in transit. In the event that CMS wishes to terminate any or all Finished Products specified in the Purchase Order and such termination exceeds Aubrey Group’s cancellation period, CMS shall be liable for the Price of cancelled Finished Products. Work in Process Products are products that have entered the manufacturing process but are not ready to be shipped. In the event that CMS wishes to terminate any or all Work in Process Products, then CMS shall be liable for 140% of the sum of Aubrey Group’s direct costs of materials and parts times 110%, plus direct and indirect labor hours at Aubrey Group’s standard rates.

b.	For clarity: 1.4 {[(direct materials and parts)X1.1]+ time incurred at standard rates}.

c.	Materials and Parts not in process: In the event that CMS wishes to terminate any or all Products specified in the Forecast or Purchase Orders and such termination exceeds Aubrey Group’s cancellation period, CMS shall be liable for materials and parts procured to support the Forecasts or Purchase Orders, but not yet in process, at an amount equal to the direct cost of the materials and parts plus 25%. Aubrey Group, however, agrees to make commercially reasonable attempts to minimize CMS’S liability by reallocating standard materials and parts to other Aubrey Group customers. Aubrey Group shall have no responsibility to attempt to reallocate any unique material that was procured solely to support CMS’s order. Aubrey Group’s time, if any, expended to reallocate standard materials and parts will be compensated to Aubrey Group by CMS at Aubrey Group’s standard rates.

d.	Notwithstanding the cancellation of any order, CMS is also responsible for all cancellation charges, including the purchase order price of all finished goods and works in progress (WIP), component inventories on-hand, component inventories on purchase orders from Aubrey Group, supplier cancellation and other costs charged to Aubrey Group (including restocking fees). Such cancellation charges will be submitted by Aubrey Group to CMS within ten (10) days of the request for cancellation, and will be due and payable in accordance with the payment terms set forth in this Agreement.

5.5 Ordering Additional Products:

Whenever CMS wishes to purchase products not currently quoted, the following procedures are to be followed:

a.	CMS shall provide Aubrey Group with a request for quote (RFQ), which incorporates CMS’s specifications for the additional products.

b.	Aubrey Group shall provide CMS with a written quotation for the additional products in response to the RFQ (noting exceptions where necessary).

c.	If CMS elects to purchase such products, it shall issue Aubrey Group a written purchase order for such goods that shall reference Aubrey Group’s quotation and include the specifications for the products.

d.	Such additional products shall be covered under this Agreement with the issuance of said CMS purchase order and attached quote.

6. Engineering Change Orders (“ECO”)

CMS may, from time to time, request that Aubrey Group implement ECOs. The following procedures shall be followed to effect such ECOs in a timely and cost-effective manner:

CMS shall notify Aubrey Group of a proposed ECO in writing. This notification should include the appropriate documentation to support Aubrey Group’s determination of the impact of this request.

Upon notice of an ECO, Aubrey Group will make its best effort to review all costs and other impacts within one (1) week. All cost impacts and material availability issues will be mutually reviewed and agreed to with CMS prior to implementation.

Emergency ECOs will be implemented immediately at CMS’s request. CMS will be liable for all costs associated with emergency ECO implementation, particularly as it pertains to any required interruption of the production process.

7. Changes in Specifications

CMS may request, in writing, changes to any order, including changes to the relevant specifications or Product by a written Engineering Change Notice (“ECN”). Aubrey Group shall notify CMS in writing as to the impact of each such change on the price, delivery schedule and any other terms. Such changes shall become effective only upon the signing by both parties of such documentation which incorporates the agreed upon price and terms of the change.

8. Delivery/Shipment

Delivery of finished goods and terms are FOB origin (shipping point). Aubrey Group transfers title and risk of loss to the Products upon delivery to the carrier at the Aubrey Group dock even if Aubrey Group has arranged for transportation.

CMS will arrange transportation and insurance and specify carriers and transportation instructions. If CMS has not done so, Aubrey Group shall arrange for transportation and insurance on CMS’s behalf and add these costs to the shipment invoice.

Aubrey Group will use best reasonable efforts to deliver Products no more than three (3) days before and thirty (30) days after the agreed delivery date, but if shipments are delayed by causes beyond Aubrey Group’s control, Aubrey Group will immediately notify CMS and may ship partial shipments. If Aubrey Group continues to be unable to meet the agreed delivery date due to supply constraints, a report of existing supply constraints and actions to minimize impact of these constraints will be provided to CMS. Aubrey Group will bear the cost of any reasonable additional freight charges incurred as a result of being persistently late.

If CMS does not provide Aubrey Group sufficient lead-time coverage by its purchase orders and requires Aubrey Group to meet deliveries inside of the accepted lead-time, Aubrey Group may use labor overtime, material expedite charges and other means in attempts to pull in deliveries that are inside of lead-time. CMS will compensate Aubrey Group for all such expediting fees and costs.

All Products will be packed by Aubrey Group in secure packaging considered appropriate by Aubrey Group or as otherwise may be agreed. All CMS required packaging standards shall be specified in the RFQ and may not be changed except as mutually agreed in writing.

CMS is responsible for obtaining or payment of:

a.	Any necessary export and import licensing relating to Products and complying with all applicable export control laws and regulations.

b.	Any government or regulatory approvals relating to the marketing, sale or use of Products and maintaining compliance with all applicable laws and regulations in any jurisdiction to or from which Products are shipped or in from which the Products are marketed, distributed or sold.

c.	Any taxes, fees or duties imposed by any jurisdiction or entity once Product has left Aubrey Group’s FOB Origin shipping point.

9. Quality Conformance and Regulatory Compliance

Products sold under this Agreement will conform to those specifications referenced in Triton System Hardware Requirements Specification Document 123092 Revision A and Triton Processor Board Software Requirements Specification 123008 – Revision B respectively and as may be modified from time to time. All other standards or CMS’s specifications will be reviewed and are subject to acceptance by Aubrey Group in writing. CMS shall specify and divulge any special requirements as a part of its purchase order. If CMS has no workmanship standard of its own, then Aubrey Group shall conform to IPC-A-610 Class 2 (or most recent revision thereof) as a minimum, or as otherwise noted. A separate Quality Interface Document of Understanding will be mutually agreed upon by the parties’ respective Quality System Management Representatives as appointed by their Executive Management. The purpose of this Quality System Interface Document of Understanding is to ensure a mutual understanding of key responsibilities for assurance that CMS Products are produced by the Aubrey Group, according to established specifications and comply with all governing regulations and company policies. It is acknowledged that this will be subject to revision as conditions warrant. The Manufacturing and Supply Agreement and any of its Amendments take precedence in cases where this document of understanding conflicts.

The Aubrey Group shall maintain its quality system and processes to ensure compliance with applicable regulatory and corporate requirements. Aubrey will provide CMS with information and documents describing and demonstrating compliance with these requirements.

10. Acceptance

10.1 Inspection/Acceptance:

CMS’s may at its option, inspect products delivered under this Agreement promptly at Aubrey Group’s facility or upon receipt at the receiving destination and may reject any product that fails to meet applicable mutually agreed upon TRITON™ acceptance criteria. Products not rejected by written notification to Aubrey Group within thirty (30) days of receipt at CMS’s facility shall be deemed to have been accepted.

10.2 Source Inspection:

CMS may, at its option, elect to inspect and accept assemblies at Aubrey Group’s facility. Aubrey Group will provide sufficient workspace for such inspection activities. Should CMS elect to inspect at Aubrey Group’s facility, Aubrey Group will not be obligated to hold completed assemblies for CMS’s inspection beyond seven (7) days from the scheduled delivery date unless otherwise agreed in writing between The Parties.

10.3 Return Material Authorizations (RMA):

In the event that products manufactured under this Agreement are believed to be defective during CMS’s initial inspection, CMS must request a Return Material Authorization (“RMA”) from Aubrey Group prior to any return of products to Aubrey Group. An RMA number will be issued promptly, if practical within three (3) working days, provided that CMS provides a written statement detailing the failure. The RMA number must appear on all return documents and packaging sent to Aubrey Group. Returns shall be shipped with freight pre-paid to Aubrey Group’s manufacturing facility. If Aubrey Group verifies the Product to be defective, Aubrey Group will, at its option and expense, repair or replace said rejected products within thirty (30) business days and will pre-pay transportation costs back to CMS. If Aubrey Group in good faith reasonably determines the Product not to be defective, Aubrey Group will repackage the Product for shipment back to CMS at CMS’s expense.

10.4 CMS Supplied Components:

Should CMS elect to supply any components to Aubrey Group, and Aubrey Group agrees to such action, such components in acceptable quantities and usable packaging format, including provision for attrition and failure parts, will be delivered to Aubrey Group not later than three (3) weeks prior to each scheduled delivery date. Failure to comply with this provision may result in schedule delays and/or premium charges.

11. Payment

Aubrey Group shall invoice CMS for non recurring engineering costs as they are incurred. Long lead items and lifetime buys shall be invoiced to CMS upon Aubrey Group’s placement of each respective vendor purchase order. Such long lead and lifetime items shall be the property of CMS and warehoused by Aubrey Group for CMS until they are used in the manufacturing process, at which time Aubrey Group shall purchase the respective inventory from CMS at CMS’s cost. Aubrey Group is entitled to charge CMS a quarterly carrying fee equal to zero (0) percent of the average cost of CMS inventory warehoused at Aubrey Group. The carrying fee percentage is subject to reasonable increase should the magnitude of inventory items or Aubrey Group costs increase significantly. As to finished goods, Aubrey Group shall invoice CMS one third of the total transfer price upon confirmation by Aubrey Group of its acceptance of each CMS purchase order, one third sixty (60) days later and the balance upon shipment of finished goods to CMS’s respective designated location.

Payment terms for all such products is thirty (30) days from date of invoice, subject to the approval and continuation of such approval of credit by Aubrey Group. CMS agrees to submit appropriate financial information from time-to-time as may be reasonably requested by Aubrey Group for the establishment and/or continuation of credit terms. In the event that CMS fails to pay Aubrey Group on a timely basis, Aubrey Group shall not be required to provide further services or Products.

Aubrey Group may at its option require deposits or otherwise amend terms commensurate with deposits or terms required by its vendors.

CMS will pay all invoices in full and will not offset any amounts Aubrey Group may owe or be deemed to be owed to CMS without the approval of Aubrey Group.

If payments are more than fifteen (15) days late or CMS’S financial condition deteriorates, Aubrey Group may put shipments on credit hold and/or require payments in advance, require a letter of credit, or require other assurances acceptable to Aubrey Group. Furthermore, Aubrey Group may, in addition to its other rights and remedies, charge a late payment charge of one and one-half percent (1.5%) per month, together with any additional costs, charges and expenses incurred by Aubrey Group in collecting the overdue payment including but not limited to reasonable attorney fees. Should this 1.5% rate exceed the maximum rate that is lawful under the circumstances, then the maximum lawful rate shall apply.

Where costs and prices are related to volume and CMS does not purchase the anticipated volume of Product, Aubrey Group reserves the right to adjust prices to reflect the actual quantities of Products shipped to CMS and invoice CMS for the volume related difference.

12. Taxes

CMS shall bear all applicable federal, state, municipal and other governmental taxes (such as sales, customs duty, use, etc.); and all personal property taxes assessable to the Products after delivery to the carrier. Aubrey Group is obligated to charge CMS sales or use tax on all amounts due under this agreement unless Customer provides Aubrey Group a valid exemption certificate.

13. Material Requirements

Aubrey Group and CMS shall work together to develop a mutually agreed upon Approved Vendors List (“AVL”). The mutually agreed upon AVL shall be the governing document. However, should Parties not agree upon a mutual AVL, then AUBREY Group shall use its own AVL. In the event that Aubrey Group uses a supplier per CMS’s AVL and for reasons of quality, cost or market conditions, the costs exceed that which Aubrey Group and CMS previously agreed upon, the parties shall seek to reach agreement on cost adjustment. Until Aubrey Group and CMS reach an agreement, Aubrey Group shall not proceed pursuant to the involved purchase order until such an agreement is reached in writing. In the event that the parties cannot reach agreement promptly on such cost adjustment, CMS shall be free to pursue alternative sources for Purchase Price Variance (“PPV”) items. Otherwise, CMS at its option may accept Aubrey Group’s approved vendor’s product, pay the difference between Aubrey Group’s and CMS’s approved vendors respective prices. The Parties further agree that any change in any vendor’s quoted price after a transfer price has been determined will be passed on from Aubrey Group to CMS. CMS hereby waives any claim against Aubrey Group arising from or attributable to the use of CMS’s AVL suppliers or CMS’s consigned materials and parts in any Products.

Aubrey Group will purchase components in the minimum quantity necessary to satisfy CMS’s orders. CMS will pay for any reasonable and necessary excess quantities of these components purchased on CMS’s behalf. Additionally, CMS will pay for any materials that cannot be used for CMS’s benefit nor returned to the supplier due to minimum lot sizes, or Non-cancelable/Non-returnable (“NCNR”) conditions. CMS agrees and accepts NCNR terms as stated in Aubrey Group’s quotation or NCNR form as part of this Agreement as reasonably mandated by its AVL suppliers.

Aubrey Group will provide CMS, in writing, a list of all suppliers and parts in which NCNR approvals are required. CMS will be fully responsible for the liability of such material in the event CMS no longer needs such part(s).

If the purchase order lead time does not provide Aubrey Group with enough lead time for the purchase of identified long lead parts, then CMS and Aubrey Group must agree to execute a “Forecast Ordering Agreement” allowing Aubrey Group to place orders for identified long lead parts with CMS approval. All parts purchased or placed on order under this Agreement become the responsibility of CMS.

14. Warranty

Except for Anteras connectors, Aubrey Group warrants that the Products sold hereunder shall be free from significant defects in material and workmanship. This warranty shall be effective for a period of thirteen (13) months from the time of shipment to CMS. Relative to Anteras connectors, Aubrey Group shall pass through to CMS Anteras’s warranty and at its option, Aubrey Group shall charge its standard rates for handling Anteras related warranty issues.

The foregoing warranty shall not apply to completed assemblies which are obsoleted or defective as a result of engineering or design problems, Product misuse, accident, neglect, alteration, improper testing, error in CMS’s specifications or bill of materials, improper storage, or damaged components caused by CMS or its end user. The foregoing warranty shall also not apply if the product or components parts have been subjected to unauthorized repair, rework or installation.

Prototypes and pre-production/pilot Products are provided on an “as is” basis without warranty of any kind.

CMS’s sole remedy and Aubrey Group’s sole obligation shall be to repair or replace (at Aubrey Group’s option) the nonconforming Product. Any Product returned to Aubrey Group which, after inspection and test by Aubrey Group, is found to be conforming, shall be subject to a reasonable No Defect Found (NDF) charge.

All returns must first be authorized by the issuance of an RMA from Aubrey Group. Aubrey Group will provide the RMA number promptly, if practical within five (5) business days of receipt of notice. Product returned to Aubrey Group without an RMA will be refused and returned to CMS at CMS’s expense. CMS will forward the nonconforming Product to Aubrey Group freight prepaid. Aubrey Group will return the repaired or replaced Product, using the same method and priority of shipment as from CMS no later than thirty (30) days from the day Aubrey Group received the nonconforming Product.

If Aubrey Group determines the warranted Product is un-repairable or Aubrey Group no longer possesses tools and equipment necessary to perform the repairs, Aubrey Group may refund the purchase price in lieu of repair or replacement. However, if CMS provided tools and equipment necessary to perform the repair which have been returned to CMS at their request and Aubrey Group is unable to repair the Product due to lack of this equipment, then Aubrey Group will have no responsibility for warranty or non-warranty repairs, or for refund of the purchase price.

The foregoing warranties are expressly in lieu of any other warranties and Aubrey Group makes no other warranty, expressed or implied, with respect to the completed assemblies; and in particular, Aubrey Group disclaims any warranty with respect to the merchantability of such goods or the fitness of such completed assemblies for CMS’S intended purpose or use. Aubrey Group neither assumes nor authorizes CMS or any other person to assume on behalf of Aubrey Group any other liabilities in connection with the sale of goods.

AUBREY GROUP WILL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO INTERRUPTION OF PRODUCTION, ADMINISTRATIVE EXPENSES OR OVERHEAD, OR LOSS OF PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Aubrey Group’s LIABILITY IN ANY EVENT FOR DIRECT DAMAGES UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY CMS, AND AUBREY GROUP’S LIABILITY FOR ANY ONE PRODUCT SHALL NOT EXCEED THE PRICE PAID BY CMS FOR THAT PRODUCT.

At all times during the term of this Agreement, CMS shall, at its own expense, maintain in force, policies of insurance with reputable insurers sufficient in coverage and amounts to secure its potential liabilities under this Agreement. All premiums, and any deductibles and/or retentions associated with such insurance shall be solely the responsibility of CMS.

Non-warranty repairs will be returned following the same procedure for warranty repairs. CMS and Aubrey Group will develop a repair price matrix for Aubrey Group performing such repairs and this pricing will be included in this Agreement as an amendment. Aubrey Group shall not have any responsibility for providing parts or services after termination of this Agreement unless otherwise agreed in writing. Aubrey Group shall further have no obligation to render any repair to any Product that has been repaired by any service or handling agents designated by CMS or its customers unless Aubrey Group is given an opportunity to evaluate and give written approval of the proposed service or handling agents and the nature and procedures of the repair services.

15. Termination

15.1 For Convenience:

Either party may terminate this Agreement for convenience upon one hundred and eighty(180) days written notice to the other party. If Aubrey Group does not have sufficient material to cover material lead-time, Aubrey Group’s notice to CMS must be at least as far in advance as the longest lead-time item. Both parties shall fulfill their obligations under any pending open purchase orders.

15.2 For Cause:

This Agreement may be terminated by either party at any time upon the occurrence of any one or more of the following events of default:

a.	The insolvency of the other party, including reorganization through bankruptcy or similar proceedings;

b.	Failure of the other party to perform pursuant to the terms and conditions of this Agreement, including but not limited to failure to meet specification requirements and quality control parameters; provided however that the party in breach shall first have the right to cure;

c.	Failure of the other party to cure such performance deficiency within sixty (60) days after receiving written notice thereof;

d.	Effect of Termination. Upon expiration or termination of this Agreement for any reason (a) each Party shall, except as otherwise provided in this Agreement, return or destroy all Confidential Information of the other Party; provided that, each Party may retain one copy for archival purposes solely to confirm compliance with this Section; (b) Aubrey Group shall return to CMS all documentation of every kind related to the Products and cease all use of such documentation; (c) except for a termination for failure of CMS to pay, CMS’s orders for Products from Aubrey Group prior to the effective date of termination shall be fulfilled in accordance with their terms and the terms and conditions of this Agreement; and (d) CMS shall pay all amounts due to Aubrey Group in accordance with this Agreement for all conforming product delivered through the date of such termination.

e.	Surviving Provisions. Termination of this Agreement for any reason shall be without prejudice to rights which expressly survive termination in accordance with the terms of this Agreement, including without limitation, the rights and obligations of confidentiality.

15.3 Materials, Work in Process, Completed Product:

Notwithstanding termination of this Agreement, in accordance with Section 5.4, CMS shall be liable for any materials acquired plus pursuant to purchase orders and long lead-time items purchased to forecast, work in process and completed assemblies still in Aubrey Group’s possession. All such materials and products shall be shipped promptly to CMS upon termination and shall be subject to the then-current pricing schedule and payment terms.

CMS shall also be liable for any unpaid amortized investment incurred by Aubrey Group at the time of termination as previously agreed to in writing.

In the event that the agreement is terminated pursuant to section 15.2, Aubrey Group at its option may liquidate all completed assemblies, work in process and all other materials procured under this agreement. In such a case CMS shall remain liable to Aubrey Group for the difference between the liquidated amount received and the amount owing by CMS under Section 5.4

Upon the expiration or termination of this Agreement, Aubrey Group will allow CMS to arrange for the shipment of all tooling and equipment and all consigned inventory to CMS. CMS’s right to have the tooling and equipment and the consigned inventory shipped to CMS is, however, contingent upon CMS having paid Aubrey Group all sums due and owing under this Agreement. Aubrey Group agrees to cooperate with CMS with respect to such removal of the tooling and equipment and the consigned inventory, including reasonable cooperation with CMS’s employees, contractors, and any such individuals assigned by CMS to remove said equipment directly. CMS agrees to be responsible for all costs, including removal, packaging, shipping and storing after the expiration or termination of this Agreement of all tooling and equipment and all consigned inventory.

16. Obsolete and/or Surplus Materials

When any material is for any reason at any time rendered obsolete and/or surplus to CMS’s requirements and that material was ordered by Aubrey Group against accepted purchase order(s) pursuant to this Agreement, Aubrey Group will:

a.	provide to CMS as soon as reasonably practical following the date of the event causing the obsolescence/surplus (the “Obsolescence Date”) a notice of the potential cost of such obsolescence or surplus including relevant handling charges; and for a period of three (3) weeks from the Obsolescence Date, use its reasonable efforts to cancel outstanding orders for such material; or attempt to return such material back to the original supplier; and/or Aubrey Group will return and invoice such material back to the customer at the cost of the material plus the original sales margin, or use excess/non-cancelable materials for the manufacture of other products.

b.	After such 3-week period, Aubrey Group will at CMS’s risk and expense, be entitled to deliver to CMS ( or, if CMS so requests, otherwise dispose of) all obsolete and/or surplus materials then held by Aubrey Group, and Aubrey Group shall invoice CMS for the full cost thereof together with the costs of all other materials for which Aubrey Group remains liable and any price variance incurred by Aubrey Group in connection with the resale of such materials and Aubrey Group’s reasonable handling charges in respect of all obsolete and/or surplus materials originally made obsolete and/or surplus. CMS shall pay such invoice without offset or deduction within fifteen (15) days of the invoice date.

17. General

17.1 Entire Agreement:

This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. This Agreement may be modified only in writing and duly signed by authorized representatives of both parties.

17.2 Severability:

In the event that one or more of the provisions, or parts thereof, contained in the Agreement shall for any reason be held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision in the Agreement, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

17.3 Use of Standard Purchase Orders:

Although CMS may use its standard purchase order form to give any order or other notice provided for hereunder, said order or notice will be governed by the terms and conditions of this Agreement, and any term or condition set forth in any such standard form which is inconsistent with or in addition to the terms and conditions of this Agreement shall have no force or legal effect and will not become part of this Agreement.

17.4 Indemnification:

CMS agrees to indemnify Aubrey Group against, and hold Aubrey Group harmless from, any and all third party claims, demands, damages and liabilities, including attorney’s fees and costs, for personal injury or property damage not determined to be due to Aubrey Group’s gross negligence and related to the services provided under this Agreement. Both parties shall carry and maintain product and liability insurance coverage to satisfactorily cover its obligations under this Agreement, in addition, CMS shall indemnify and hold Aubrey Group and subcontractors harmless against any third party claim alleging that the products supplied pursuant to this Agreement and in accordance with CMS’s specifications, infringes any patent, copyright, mask work right or other property right of a third party; and CMS shall defend, at its expense, any suit or proceeding against Aubrey Group or subcontractor based upon such a claim and shall pay all costs and damages awarded therein.

17.5 Assignment:

This Agreement may not be assigned in whole or in part or transferred by either party without the prior written consent of the other.

17.6 Force Majeure:

In the event that performance by either party of its obligations under this Agreement is prevented due to fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences.

17.7 Notices:

All notices and other communications permitted or required by the provisions of this Agreement shall be in writing and shall be mailed, faxed, e-mailed or delivered to the other party at the address set forth in this Agreement and shall be deemed effective upon receipt by the other party. Mail delivery shall be deemed effective three (3) days after deposit in the U.S. Mail.

17.8 Governing Law:

This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

17.9 Advertisement:

CMS consents to Aubrey Group advertising the fact that Aubrey Group is providing Product to CMS on Aubrey Group’s Web-site, in marketing materials, and otherwise, so long as such advertising does not disclose any specific terms of the relationship.

17.10 Attorney’s Fees; Arbitration:

If any legal action is necessary to enforce the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees and court costs in addition to any other relief the prevailing Party may be entitled to. Any controversy or dispute arising out of this Agreement, including the interpretation of any of the provisions hereof, shall be submitted to arbitration in Orange County, California, under the commercial arbitration rules then in effect of the American Arbitration Association. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the Parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any party hereto except (a) an action to compel arbitration pursuant to this Paragraph, or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Paragraph.

17.11 Amendments:

No addition to, deletion from or modification of any of the provisions of this Agreement shall be binding upon The Parties unless made in writing and signed by a duly authorized representative of both parties.

18. Miscellaneous

A facsimile copy of a signature to this agreement should be deemed an original.

All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

Titles and heading sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

The waiver by any party of the breach of the other party of any provision of this Agreement shall not be construed as a continuing waiver of the breach of the same or other provisions of the Agreement.

The parties agree to cooperate fully and to execute any and all supplementary documents and to take any and all additional acts that may be necessary or appropriate to give full force and effect to the terms, provisions and intentions of the Agreement.

19. Non-Solicitation

During the term of this agreement and for a period of two years after the expiration or termination of this agreement, the Parties agree not to solicit or induce the other Parties’ employees to leave their employment in a management level position or otherwise considered a key employee; provided, however, that neither Party shall be prohibited from employing any person who (a) contacts the Party on his or her own initiative, or (b) responds to general advertisement or general recruiting efforts.

In the event of breach of this provision, the parties agree that the non-breaching Party shall be entitled to the following remedies:

a.	Temporary and permanent injunctive relief, restraining further breach of this covenant;

b.	An amount equal to two times the solicited employee’s annual salary;

c.	Any other damages available at law or equity.

20. Intellectual Property and Confidentiality

The parties hereby agree that all patentable intellectual property associated with the manufacture and supply of the Product is to be the sole property of CMS, and Aubrey Group hereby agrees to assign all rights and execute all supporting documents necessary to formally evidence same. Aubrey Group also agrees to keep all such information confidential to the extent not already in the public domain as described in Section 2c., and both parties hereby agree to keep the remaining terms of this agreement confidential absent the express written consent of the other.

In witness whereof, the parties hereto have caused this Agreement to be duly and properly executed, which is evidenced by the authorized representatives signatures below.

On behalf of: Clinical Micro Systems, Inc.	On behalf of: Aubrey Group Inc.

/s/ Bruce A. Huebner	/s/ Vytas Pazemenas
Signature	Signature

Bruce Huebner	Vytas Pazemenas
Name	Name
President	President and CEO
Title	Title

TRITON™ MANUFACTURING SERVICES AGREEMENT

Appendices A and B

Appendix A – Complete Systems

Quantity
	***	***	***	***
System With Three Processors	***	***	***	***
System With Two Processors	***	***	***	***
System With One Processor	***	***	***	***

Appendix B – Components and Spare Parts

Quantity
	***	***	***	***
Cartridge Module Only	***	***	***	***
Processor Only	***	***	***	***
Other Spare Parts	***

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.